UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2017

True Nature Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1355 Peachtree Street, Suite 1150 Atlanta, Georgia
(Address of principal executive offices)

(844) 383-8689

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2017, the Company accepted the resignation of Mr. Christopher Knauf from the positions of CEO, interim CFO, and interim Secretary. Mr. Knauf will no longer be associated with the Company. This resignation had been anticipated, and there were no conflicts with the Company.

At the time of his hire, Mr. Kanuf was granted 500,000 restricted shares as part of his executive compensation plan. The shares were pursuant to reverse vesting conditions. To date, 100,000 shares of restricted common stock have vested and the remaining 400,000 restricted shares will be canceled. The expense of $40,000.00 was reversed.

Mr. Knauf has not been paid any cash compensation. During his tenure at the Company, he has accrued $33,333.00 in salary, which will only be paid after the Company has completed sufficient financing to support its operations. Dr. Jordan Balencic, the Chairman of the Board of Directors, will assume the role of interim CEO and interim CFO until a successor is appointed.

The Company has identified numerous candidates for its CFO position and expects to expand the management team in conjunction with the completion of its acquisition financing.

Item 8.01. Other Events.

The Company is in discussions with several sources for its financing needs, and expects to complete one or more financing agreements in the next few weeks. It intends to provide sufficient financing to complete two (2) of its planned acquisitions as a result of that effort.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

True Nature Holding, Inc.

Date: July 10, 2017	By:	/s/ Jordan Balencic
Jordan Balencic, Chairman